Exhibit 10.1

                          SECOND MODIFICATION AGREEMENT

      This MODIFICATION AGREEMENT ("Modification") is entered into this ___ day of September, 2004 by and among Federated Premium Finance, Inc. as seller (the "Seller"), and Westchester Premium Acceptance Corporation ("WPAC").

WITNESSETH;

      WHEREAS, pursuant to that certain Sale and Assignment Agreement dated as of September 30, 2001 by and among WPAC and the Seller (the "Agreement"), WPAC agrees to purchase, and Seller agrees to sell Eligible Premium; and

      WHEREAS, Seller and WPAC have entered into that certain other Modification dated September 30, 2002; and

      WHEREAS, all capitalized terms used herein and not otherwise defined in the Agreement shall have the meaning set forth herein; and

      WHEREAS, Seller and WPAC desire to modify and amend the Agreement as hereinafter set forth.

      NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained in the Agreement, the parties hereto intending to be legally bound, hereby agree as follows:

      1. Term. The term "Term" as defined in Schedule A of the Agreement is hereby amended in its entirety to read as follows:

            "Term" means the term of this Agreement commencing on the Effective Date and, if not earlier terminated as provided in this Agreement, terminating on September 30, 2007.

      2. Advance Rate. The term "Advance Rate" as defined in Schedule A of the Agreement is hereby amended in its entirety to read as follows:

            "Advance Rate" Federated will be eligible to receive advances equal to the LOWER of 90.0% of each eligible receivable principal balance or an Eligible Receivable principal balance less the Reserves applicable to such Eligible Premium Receivable. Advances will be available as frequently as daily.

      3. Maximum Purchase Commitment. The term "Maximum Purchase Commitment" as defined in Schedule A of the Agreement is hereby amended in its entirety to read as follows:

            "Maximum Purchase Commitment" shall be $4,000,000 which shall be initially set at $2,000,000 and increased in $500,000 increments at the written request of the Seller and accepted at the sole discretion of WPAC.

      4. Interest Rate. The term "Interest Rate" as defined in the Schedule A of the Agreement is hereby amended in its entirety to read as follows:

            "Interest Rate" shall be equal to the Greater of 5.75% or a floating rate of interest equal to the Prime Rate plus a spread "Spread" determined as follows:
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 Low Rated                          Resulting Spread      Member of 21st
 Insurance Company Ratio            Over Prime            Century is rated < "B"
 -----------------------            ----------            ----------------------

 15.0% or less                      1.25%                      1.75%
 Above 15.0% and Below 25.0%        1.50%                      2.00%
 Above 25.0% and Below 50.0%        1.75%                      2.25%
 Above 50.0% and Below 65.0%        2.00%                      2.50%
 Above 65.0%                        2.75%                      3.25%

            The Low Rated Insurance Company Ratio shall be calculated by WPAC not later than three (3) business days prior to the end of each calendar month, and the applicable ratio shall apply for the next month immediately following the date of calculation. The Low Rated Insurance Company Ratio and resulting spread over Prime shall be communicated to Seller by notice via mail, overnight delivery, facsimile, or other electronic means.

      5. Tangible Net Worth. The term "Tangible Net Worth" as defined in the Schedule A of the Agreement is hereby amended in its entirety to read as follows:

            "Tangible Net Worth" shall not be less than $3,000,000.

      6. Loss Ratio Trigger. The term "Loss Ratio Trigger" shall be added to the Schedule A of the Agreement to read in its entirety:

            "Loss Ratio Trigger" shall mean for any consecutive three month period the percentage resulting from dividing (a) Loss incurred in such three month period by (b) the average Flatiron funding principal balance for such three month period. Advances under the Funding Documents shall be subject to the portfolio of Premium Receivables producing a Loss Ratio which does not exceed 5.0%.

      7. Audit Fees. The term "Audit Fees" shall be added to the Schedule A of the Agreement to read in its entirety:

            "Audit Fees" shall be $2,000.00 per year payable monthly in arrears in equal installments of $166.66 per month.

      8. Static Pool Cancellation Rate Trigger. The term "Static Pool Cancellation Rate Trigger as defined in the Schedule A of the Agreement is hereby amended in its entirety to read as follows:

            "Static Pool Cancellation Rate Trigger" shall be Fifty Percent (50.0%).

      9. Insurance Company Concentration Limits. The concentration limits described in Schedule B Section 2a of the Agreement is hereby amended to include the following sentence:

            Seminole Casualty Insurance Company shall be allowed a maximum allowable concentration of eligible Premium Receivable of $750,000 with the individual advance rate as provided in the Funding Documents, based on its AM Best rating.

            Federated National Insurance (if rating is lowered from the current AM Best B rating) to a rating C or better shall be allowed the lesser of 30% maximum allowable concentration of eligible Premium Receivable or $750,000. If Federated National's AM Best rating falls below a C, the maximum allowable concentration will be 0%.
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      10. Insurance Companies Not Eligible. The description of ineligible insurance companies in Schedule B Section 2b of the Agreement is hereby amended to include the following insurance companies deemed ineligible:

            American Colonial Insurance Company Inc.
            American Skyhawk Insurance Company
            Amstar Insurance Company
            Ocean Harbor Casualty Insurance Company
            Southern Group Indemnity, Inc.
            United Automobile Insurance Company
            Universal Property & Casualty Insurance Company

      11. FPF, Inc. The entity FPF, Inc. ("FPF") shall hereby be changed in all instances and occurrences in the Agreement to be Westchester Premium Acceptance Corporation ("WPAC") whose address is 950 Seventeenth Street, Suite 1300, Denver, Colorado 80202.

      12. Agreement Ratification. All terms, conditions and covenants of the Agreement, not otherwise modified herein, are hereby ratified and confirmed and this Modification, when executed by the parties hereto, shall become a part of the Agreement and shall have the same force and effect as if the terms and conditions hereof were originally incorporated in the Agreement prior to the execution thereof.

      IN WITNESS WHEREOF, this Modification Agreement is executed by the undersigned parties as of the day and year first set forth above.

                                   SELLER:

                                   By  /s/ STEPHEN C. YOUNG
                                       ------------------------------------
                                   Name:   Stephen C. Young
                                          ---------------------------------
                                   Title:  President
                                           --------------------------------

                                   Westchester Premium Acceptance Corporation

                                   By
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                                   Name:
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                                   Title:
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